Exhibit 99.1

www.CellTherapeutics.com

FDA’s Oncologic Drugs Advisory Committee to Review

Resubmitted Pixantrone New Drug Application on February 9, 2012

SEATTLE, January 3, 2012—Cell Therapeutics, Inc. (CTI) (Nasdaq and MTA: CTIC) announced today that on February 9, 2012 the U.S. Food and Drug Administration’s (FDA) Oncologic Drugs Advisory Committee (ODAC) will review CTI’s resubmitted New Drug Application (NDA) for pixantrone for the treatment of relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL) in patients who failed two or more lines of prior therapy. ODAC is a panel of experts that evaluates data concerning the efficacy and safety of marketed and investigational products for use in the treatment of cancer and makes recommendations to the FDA. The FDA will consider the recommendation of the panel, but the final decision regarding the approval of the product is made by the FDA.

“We are pleased the Office of Oncology Drug Products (OODP) chose to bring our pixantrone NDA back to ODAC for review now that we have provided additional information and data recommended by the Office of New Drugs (OND) that we believe addresses the issues raised in the OODP Complete Response Letter of April 2010,” stated James A. Bianco, CEO of CTI. “We believe the NDA demonstrates that pixantrone has a favorable benefit risk profile compared to standard chemotherapy in patients with relapsed or refractory aggressive NHL, a patient population for which there are no approved agents.”

About Pixantrone

Pixantrone is a novel aza-anthracenedione that has distinct structural and physio-chemical properties that make its anti-tumor activity unique in this class of agents. Similar to anthracyclines, pixantrone inhibits Topo-isomerase II but unlike anthracyclines — rather than intercalation with DNA — pixantrone alkylates DNA — forming stable DNA adducts with particular specificity for CpG-rich, hyper-methylated sites. These structural differences resulted in significantly enhanced anti-lymphoma activity compared to doxorubicin in preclinical models. In addition, the structural motifs on anthracycline-like agents that are responsible for the generation of oxygen free radicals and the formation of toxic drug-metal complexes have also been modified in pixantrone in an effort to prevent the binding of iron and perpetuation of

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superoxide production — both of which are the putative mechanism for anthracycline induced acute cardiotoxicity. These novel pharmacologic differences may allow re-introduction of anthracycline-like potency in the treatment of relapsed/refractory diffuse large lymphoma without unacceptable rates of cardiotoxicity.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com http://www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory NHL and/or other tumors as determined by the FDA and/or the EMA, that accelerated approval by the FDA of pixantrone may not occur, that CTI may not be able to address satisfactorily the two key matters raised by the OND or other matters raised by the FDA’s Division of Oncology Products 1 (DOP1), the OND and/or the FDA, that CTI’s interpretation of the guidance provided by the OND, the DOP1 and/or the FDA may be different than the intent of the OND, the DOP1 and/or the FDA, that the OND, the DOP1 and/or the FDA may change its guidance, that the PIX301 study may not be deemed successful, that upon a re-review and/or resubmission of the NDA the FDA may find pixantrone to not be safe and/or effective, that the PIX301 study may still be deemed to be a failed study, that the FDA may require an additional clinical trial of pixantrone, that if CTI conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that CTI may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter, that ODAC may not review the NDA on February 9, 2012, that CTI cannot guarantee that ODAC’s review of the NDA will result in a favorable recommendation to the FDA, that the FDA may not follow ODAC’s recommendation regarding the NDA, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

Medical Information Contact:

T: 800.715.0944

E: info@askarm.com

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